Exhibit 10.3

November [    ], 2016

Chaparral Energy, Inc.

Chaparral Energy, L.L.C.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Facsimile: (405) 425-8410

Attention: Joe Evans

Re:	Mandate Letter

Ladies and Gentlemen:

Chaparral Energy, Inc., a Delaware corporation (“CEI”), and Chaparral Energy, L.L.C., an Oklahoma limited liability company (“CELLC” and, collectively with CEI, “you”), have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, “we” or “us”) of your desire, in connection with the consummation of your plan of reorganization to emerge from your voluntary cases, jointly administered under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), to enter into a senior secured credit facility comprised of (a) a revolving credit facility that is subject to an initial borrowing base of $225 million and (b) a $150 million term loan facility (collectively, the “Exit Credit Facility”). JPMorgan has provided to you proposed Indicative Terms attached hereto as Exhibit A (the “Term Sheet” and this letter, including the Term Sheet, this “Mandate Letter”) which describes certain terms and conditions of the Exit Credit Facility.

Titles and Roles

Upon and subject to the terms and conditions set forth in this Mandate Letter, JPMorgan is pleased to advise you of its willingness to act as, and it is hereby agreed that JPMorgan shall act as, the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Exit Credit Facility; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. JPMorgan is pleased to advise you of its willingness to act as, and it is hereby agreed that JPMorgan shall act as, sole administrative agent (in such capacity, the “Administrative Agent”) for the Exit Credit Facility. Except as expressly provided herein, no additional agents, co-agents or arrangers will be appointed under the Exit Credit Facility and no other titles will be awarded without our and your prior written approval. You further agree that JPMorgan shall have no responsibility other than to arrange the syndication of the Exit Credit Facility from the group of existing lenders for your existing pre-petition senior secured revolving credit facility through the date in which the United States Bankruptcy Court for the District of Delaware (the “Court”) enters an order confirming your plan of reorganization.

Among the purposes of this Mandate Letter are to formally mandate JPMorgan to move forward with its process of structuring and arranging the Exit Credit Facility, and to set forth certain fees which will be paid to JPMorgan in connection with the Exit Credit Facility. Your obligations under the headings “Confidentiality”, “Miscellaneous” and “Fees” of this Mandate Letter will survive the closing of the Exit Credit Facility, and upon the closing of the Exit Credit Facility (such date shall be referred to herein as, the “Closing Date”), your obligations relating to expense reimbursement and indemnity will be superseded by the terms of the definitive loan documentation of the Exit Credit Facility.

Chaparral Energy, L.L.C.

Chaparral Energy, Inc.

November [    ], 2016

This Mandate Letter constitutes a proposal and not a commitment or an offer to commit by us with respect to the Exit Credit Facility and, notwithstanding any discussions of terms or exchange of draft documents, we shall have no commitment or obligation hereunder with respect to the Exit Credit Facility unless and until a commitment letter or a definitive loan agreement for the Exit Credit Facility is executed by us.

Fees

In connection with, and in consideration of the undertakings contained in, this Mandate Letter, you agree to pay, or cause to be paid to JPMorgan, for its own account, in respect of the Exit Credit Facility, an annual administration fee in its capacity as Administrative Agent equal to $[REDACTED], which annual administration fee shall be payable annually, in advance, commencing on the Closing Date and thereafter on each anniversary thereof for so long as the Exit Credit Facility is in effect.

The fee described above in this Mandate Letter shall be fully earned upon becoming due and payable in accordance with the terms hereof, shall not be refundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Mandate Letter or the definitive documentation for the Exit Credit Facility including any upfront fees referred to in the Term Sheet. JPMorgan reserves the right to allocate, in whole or in part, to each other or to their respective affiliates certain fees payable to JPMorgan hereunder in such manner as JPMorgan shall agree in its sole discretion. Your obligation to pay the foregoing fees will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute you may have.

Expense Reimbursement and Indemnity

In addition to your expense reimbursement obligations set forth in Section 12.03(a) of the Prepetition Credit Agreement (as defined in the Term Sheet) and the provisions of the cash collateral order in effect with respect to your pending bankruptcy cases (and without in any way limiting such obligations), you hereby agree (i) to reimburse JPMorgan and its respective affiliates, upon JPMorgan’s demand, for reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of one lead outside counsel and one local outside bankruptcy counsel, title and lien search fees, filing and recording fees and taxes, corporate search fees and other reasonable and documented out-of-pocket expenses incurred by or on behalf of JPMorgan and its respective affiliates in connection with the transaction which is the subject of this Mandate Letter (the “Lender Expenses”) and (ii) to indemnify JPMorgan and its respective affiliates and their respective officers, employees, agents and directors (each, an “indemnified party”) against any actual losses (other than lost profits), claims, damages or liabilities (the “Indemnified Obligations”) to which such indemnified party has become subject in connection with said transaction, including any unpaid reasonable and documented out-of-pocket costs and expenses incurred in connection with defending against any such liability or action and in connection with any investigation relating to the foregoing, whether or not such indemnified party is a party thereto (including reasonable and documented out-of-pocket fees, time charges and expenses of one lead outside counsel, taken as a whole), except that you shall not be liable for any Indemnified Obligations of any indemnified party to the extent any of the foregoing is (i) found in a final judgment by a court of competent jurisdiction to have arisen (a) solely from such indemnified party’s gross negligence, bad faith or willful misconduct or (b) from a material breach of the obligations under this Mandate Letter of such indemnified party or (ii) related to any claim,

Chaparral Energy, L.L.C.

Chaparral Energy, Inc.

November [    ], 2016

litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) that do not arise from any act or omission by you and that is brought by any indemnified party against any other indemnified party (other than against JPMorgan in its capacity as Lead Arranger or Administrative Agent). The Lender Expenses shall be paid in accordance with the provisions of the cash collateral order in effect with respect to your pending bankruptcy case. For the avoidance of doubt, you hereby agree and stipulate that the fees and expenses of Simpson, Thacher & Bartlett LLP incurred in their representation of JPMorgan during restructuring negotiations in an amount not to exceed $400,338.73 are your reimburseable obligations under Section 12.03(a) of the Prepetition Credit Agreement (as defined in the Term Sheet) and the provisions of the cash collateral order in effect with respect to your pending bankruptcy cases.

Confidentiality

You agree not to disclose any or all of the terms of this Mandate Letter and the Term Sheet to any person other than (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to use commercially reasonable efforts to inform us promptly thereof) or (c) as filed with the Court; provided that, you will make commercially reasonable efforts to ensure that this Mandate Letter is subject to a seal order in form and substance reasonably satisfactory to JPMorgan or otherwise redacted in form and substance reasonably satisfactory to JPMorgan; provided that JPMorgan agrees that this Mandate Letter may be distributed by you to (i) the Office of the United States Trustee for the District of Delaware and, on a professional eyes’ only basis, Milbank, Tweed, Hadley & McCloy LLP, counsel to the ad hoc committee of unsecured noteholders, and (ii) upon the execution and delivery of a confidentiality agreement on terms reasonably acceptable to JPMorgan, such other persons as may reasonably be agreed by you and JPMorgan.

Miscellaneous

You further acknowledge that JPMorgan may, from time to time, be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transaction described herein and otherwise. In return, JPMorgan confirms that it will not use confidential information obtained from you by virtue of the potential transaction contemplated by this Mandate Letter or its other relationships with you in connection with the performance by JPMorgan of such services for other companies. You also acknowledge that JPMorgan will not use in connection with the potential transaction contemplated by this Mandate Letter, or furnish to you, confidential information obtained from other companies.

This Mandate Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Mandate Letter by fax or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart thereof.

This Mandate Letter and the Term Sheet embodies the entire agreement and understanding between JPMorgan and you with respect to the Exit Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof or thereof. However, please note that the terms and conditions of the undertakings of JPMorgan hereunder are not limited to those set forth herein. Those matters that are not covered or made clear herein are subject to mutual agreement of the parties. No party has been authorized by JPMorgan to make any oral or written statements that are inconsistent with this Mandate Letter. This Mandate Letter is not assignable by either party hereto without the prior written consent of the other party hereto and is intended to be solely for the benefit of the parties hereto and the

Chaparral Energy, L.L.C.

Chaparral Energy, Inc.

November [    ], 2016

Indemnified Parties. This Mandate Letter does not evidence a commitment by JPMorgan to provide, or to offer to provide, any portion of the Exit Credit Facility, on the terms described herein or otherwise. Any such commitment, if forthcoming, will be evidenced by the definitive documentation for the Exit Credit Facility to be agreed upon by each of the parties thereto.

You hereby authorize JPMorgan, at its sole expense, but without any prior approval by you, to publish such tombstones and give such other publicity to the Exit Credit Facility after the closing thereof, containing your name, JPMorgan and its titles and roles, the amount and type of the Exit Credit Facility and the Closing Date. The foregoing authorization shall remain in effect unless you notify JPMorgan in writing that such authorization is revoked.

Please indicate your acceptance of this Mandate Letter by signing the space indicated below, and returning executed counterparts of this Mandate Letter to us on the date on which the Court enters into an order authorizing your entry into, and performance under, this Mandate Letter. Your acceptance of this Mandate Letter shall only signify your agreement to indemnify and reimburse JPMorgan as indicated herein and shall not convert this Mandate Letter into a commitment.

IF THIS MANDATE LETTER, THE TERM SHEET, OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, YOU AND JPMORGAN EACH HEREBY WAIVE TRIAL BY JURY. THIS MANDATE LETTER SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THE BANKRUPTCY CODE GOVERNS.

We appreciate the opportunity to present this proposal and look forward to working with you.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO MANDATE LETTER – CHAPARRAL ENERGY INC. ET AL.]

Accepted and agreed to as of the first date written above by:

CHAPARRAL ENERGY COMPANY, INC., a Delaware corporation

By:
Name:
Title:

CHAPARRAL ENERGY COMPANY, L.L.C.,
an Oklahoma limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO MANDATE LETTER – CHAPARRAL ENERGY INC. ET AL.]

Exhibit A

Chaparral Energy, Inc.

Summary of Terms and Conditions for

$400 Million Senior Secured Revolving Credit Facility and

$150 Million Senior Secured Term Loan Facility

I.	Parties

Borrower:	Chaparral Energy, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	All material direct and indirect subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

Lead Left Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (in such capacity, the “Arranger”)

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent” and in its individual capacity, “JPMorgan”).

Lenders:	JPMorgan and the other “Lenders” party to that certain Eighth Restated Credit Agreement dated as of April 12, 2010 among the Borrower, as parent guarantor, the borrowers party thereto and the Administrative Agent, which “Lenders” have approved the Borrower’s plan of reorganization (such approving lenders, collectively, the “Lenders”, such plan of reorganization, the “Plan”, and such existing Credit Agreement, the “Prepetition Credit Agreement”).

II.	Facilities

Senior Secured Revolving Credit Facility:	A senior secured first out revolving credit facility (the “Revolving Credit Facility”) in a principal amount up to $400.0 million (the “Aggregate Maximum Credit Amounts” and, the portion of the Aggregate Maximum Credit Amounts allocated to a particular Revolving Lender shall be referred to herein as such Revolving Lender’s “Maximum Credit Amount”), subject to the terms and conditions as further detailed herein.

Availability under the Revolving Credit Facility shall be limited to the total Revolving Commitments of the Revolving Lenders. “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit under the Revolving Credit Facility, expressed as an amount which shall at any time be the lesser of (a) such Revolving Lender’s Maximum Credit Amount and (b) such Revolving Lender’s applicable percentage of the then effective Borrowing Base (as defined below). The Borrowing Base will be $225.0 million on the Closing Date (as defined below).

The loans made under the Revolving Credit Facility are referred to herein as the “Revolving Loans” and Lenders with commitments under the Revolving Credit Facility are referred to herein as the “Revolving Lenders”.

Senior Secured Term Loan Facility:	A senior secured second out term loan facility (the “Term Loan Facility” and, collectively with the Revolving Facility, the “Facilities”) in a principal amount of $150.0 million which will be deemed funded in a single draw on the Closing Date. Loans under the Term Loan Facility (the “Term Loans” and, collectively with the Revolving Loans, the “Loans”) may not be reborrowed once repaid.

Lenders holding Term Loans are referred to herein as the “Term Lenders”.

At closing, each Lender shall be both a Revolving Lender and a Term Lender, with each such Lender’s ratable percentage of the Revolving Credit Facility being identical to such Lender’s ratable percentage of the Term Loan Facility; provided that following closing Lenders will not be required to maintain such ratable percentages in each of the Facilities.

Purpose:	The Loans shall be used for (a) the deemed restructuring and rearrangement of the loans and other indebtedness under the Prepetition Credit Agreement, (b) working capital and (c) other general corporate purposes.

Maturity Date:	The maturity date shall be the date which is four (4) years after the closing date of the Facilities (such maturity date, the “Maturity Date” and such closing date, the “Closing Date”).

Borrowing Base:	The “Borrowing Base” shall be the loan value (determined in a manner described below) to be assigned to the proved reserves attributable to the Credit Parties’ oil and gas properties located in the United States (the “Borrowing Base Properties”) and evaluated in the most recent reserve report delivered to the Lenders (each, a “Reserve Report”).

The Administrative Agent shall propose to the Lenders a Borrowing Base based upon the information in the Reserve Report and such other information (including, without limitation, the status of title information with respect to the proved oil and gas properties as described in the Reserve Report and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time. The Revolving Lenders will approve or disapprove of such proposed Borrowing Base as set forth below.

Notwithstanding the foregoing sentence, the Borrowing Base as of the Closing Date shall be, and shall remain until the next redetermination or other adjustment thereto pursuant to the Credit Documentation, $225.0 million.

Exhibit D - 2

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to mandatory reductions in connection with title defects and, as more particularly described below, in connection with Triggering Dispositions (as defined below) and the incurrence of unsecured debt. Scheduled redeterminations of the Borrowing Base will occur semi-annually each May 1st and November 1st, beginning May 1st, 2018 based upon the value of the proved reserves reflected in a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively and delivered by April 1st and October 1st, respectively. Each January 1st Reserve Report will be prepared by (i) Cawley, Gillespie & Associates, Inc. and/or Ryder Scott or (ii) another independent petroleum engineer reasonably acceptable to the Administrative Agent (each, an “Approved Petroleum Engineer”); provided, that the January 1, 2017 Reserve Report may be prepared by the Borrower with respect to not more than ten percent (10%) of the value of the proved oil and gas properties so long as such portion of the Reserve Report is audited by an Approved Petroleum Engineer. Each July 1st Reserve Report will be prepared internally by the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Revolving Lenders exercised in good faith. No Revolving Lender shall be deemed to consent to any proposed increase of the Borrowing Base. Increases in the amount of the Borrowing Base will require approval of all Revolving Lenders, and decreases or maintenance of the amount of the Borrowing Base (other than automatic decreases in the Borrowing Base in connection with Triggering Dispositions and the incurrence of unsecured debt as more particularly described below) will require approval of Revolving Lenders holding not less than 66 2/3% of the outstanding Revolving Loans (and participation interests in Letters of Credit) and unfunded Revolving Commitments under the Revolving Credit Facility (the “Required Revolving Lenders”).

The Borrower or the Administrative Agent on its own initiative or at the request of the Required Revolving Lenders, may each request one additional interim unscheduled Borrowing Base redetermination between each scheduled redetermination; provided that none of the Administrative Agent, the Required Revolving Lenders or the Borrower may request an interim unscheduled redetermination prior to the date on which the redetermination of the Borrowing Base scheduled for on or about May 1, 2018 becomes effective.

Security:

The Facilities will be secured by first priority perfected liens and security interests on (a) substantially all personal property of the Credit Parties, including without limitation (i) 100% of the stock, membership or

Exhibit D - 3

partnership interests of each Guarantor, (ii) all of the Credit Parties’ swap agreements and (iii) all of the Credit Parties’ deposit, securities and commodities accounts (in each case, subject to certain customary exceptions and subject to control agreements (subject to customary exceptions for excluded accounts)) and (b) oil and gas properties of the Credit Parties comprising not less than ninety-five percent (95%) of the PV9 value of the Borrowing Base Properties evaluated in the Reserve Reports delivered to the Administrative Agent.

The obligations secured by the security instruments that are part of the Credit Documentation shall include the obligations of the Credit Parties under (a) the Facilities, (b) swap agreements that are entered into with counterparties that are Lenders or affiliates of Lenders at the time of the execution thereof and (c) treasury management agreements with Lenders or affiliates of Lenders, and all such obligations shall be jointly and severally guaranteed by the Guarantors.

Letters of Credit:	Amounts under the Revolving Credit Facility up to $20,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the Maturity Date, provided that any Letter of Credit with a one (1) year tenor may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Principal Repayment and Term Loan Amortization:	The unpaid principal amount of each Loan shall be repaid in full on the Maturity Date.

Exhibit D - 4

The Borrower shall make a scheduled, mandatory principal payment in respect of the Term Loans on the date that is the last day of the first fiscal quarter during which the Closing Date occurs, and on the last day of each fiscal quarter thereafter in the applicable amounts set forth in the table below:

Payment Due Dates	Amount Due on each such Date
The last day of each fiscal quarter ending 3, 6, 9, 12, 15, 18, 21 and 24 months following the Closing Date	$375,000	[1]
The last day of each fiscal quarter ending 27, 30, 33 and 36 months following the Closing Date	$1,125,000
The last day of each fiscal quarter ending 39, 42 and 45 months following the Closing Date	$1,875,000

Optional Prepayments, Commitment Reductions and Mandatory Prepayments:	The definitive financing documentation with respect to the Facilities (the “Credit Documentation”) shall contain the following provisions relating to optional prepayments, commitment reductions and mandatory prepayments:

If a Borrowing Base deficiency exists (i.e. if the outstanding principal amount of Revolving Loans plus Letter of Credit exposure exceeds the Borrowing Base) as the result of a scheduled or interim redetermination of the Borrowing Base or title defects, the Borrower shall, within ten (10) business days of its receipt of a new Borrowing Base notice, elect to, within forty-five (45) days of its receipt of such Borrowing Base notice (a) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) to eliminate such deficiency in six (6) equal consecutive monthly installments, (b) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) in one lump sum installment sufficient to eliminate the entire amount of such deficiency and/or (c) provide as collateral additional proved oil and gas properties not evaluated in the most recent Reserve Report that are satisfactory to the Administrative Agent and the Required Revolving Lenders in their sole discretion, or in each case, any combination of the foregoing.

If a Borrowing Base deficiency results from any reduction in the Borrowing Base in connection with any Triggering Disposition or the incurrence of unsecured debt, such deficiency must be eliminated by cash prepayment of Revolving Loans (and cash collateralization of Letters of Credit, as applicable) within one business day following the day on which any Credit Party receives cash proceeds in respect of such Triggering Disposition or unsecured debt.

At any time that Term Loans remain outstanding, (a) 100% of the net cash proceeds received by any Credit Party in respect of any Triggering Disposition and (b) 75% of the net cash proceeds received by any Credit Party in respect of the incurrence of any unsecured debt shall be applied as a mandatory prepayment of the Term Loans; provided that any net cash proceeds of any Triggering Disposition (i) shall be applied first to eliminate any resulting Borrowing Base deficiency as set forth above and (ii) may, with respect to any Triggering Disposition that occurs after the scheduled

[1]	First quarterly payment to be ratably adjusted based on the time between the Closing Date and the last day of the first fiscal quarter.

Exhibit D - 5

Borrowing Base redetermination scheduled for on or about May 1, 2018 becomes effective (the “First Scheduled Borrowing Base Date”), in lieu of such mandatory prepayment, be reinvested by the Credit Parties within a certain time frame on customary terms and conditions to be agreed in the Credit Documentation.

As used herein, “Triggering Disposition” means any sale or other disposition of any Borrowing Base Properties and any termination or other liquidation of any commodity swap agreements if the aggregate Borrowing Base value (as determined by the Administrative Agent in its sole discretion consistent with its customary oil and gas lending criteria as it exists at the particular time) of all such Borrowing Base Properties sold or otherwise disposed of and swap agreements terminated or otherwise liquidated (inclusive of the properties or swap agreements then being sold or liquidated) (a) prior to the First Scheduled Borrowing Base Date, either (i) during any period of six consecutive calendar months, exceeds 5% of the Borrowing Base that was in effect on the first day of such period or (ii) during the period from the Closing Date to the First Scheduled Borrowing Base Date exceeds 10% of the Borrowing Base in effect on the Closing Date or (b) from and after the First Scheduled Borrowing Base Date, during any period between redeterminations of the Borrowing Base, exceeds 5% of the then effective Borrowing Base.

If, as of the last Business Day of any calendar week, cash and cash equivalents held by the Credit Parties minus Excluded Funds (as defined below) exceeds $37,500,000 (such excess amounts, “Excess Cash”), then the Borrower shall prepay the Revolving Loans in the amount of such Excess Cash on the second following business day. Each prepayment of Revolving Loans will be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied first, ratably to any ABR Loans then outstanding, and, secondly, to any Eurodollar Loans then outstanding, and if more than one Eurodollar Loan is then outstanding, to each such Eurodollar Loan in order of priority beginning with the Eurodollar Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Loan with the most number of days remaining in the Interest Period applicable thereto.

“Excluded Funds” means the sum of (i) checks issued, wires initiated or ACH transfers initiated, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, (ii) cash or cash equivalents of the Credit Parties constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (iii) cash and cash equivalents held in any of the following accounts: (a) accounts designated and used solely for payroll or employee benefits, (b) cash collateral accounts with respect to Letters of Credit, (c) trust accounts held and used exclusively for the payment of taxes of the Credit Parties, and (d) suspense or trust accounts held and used exclusively for royalty and working interest payments owing to third parties and (iv) royalty

Exhibit D - 6

obligations, working interest obligations, production payments, vendor payments, and severance and ad valorem taxes of the Credit Parties due and owing within 5 Business Days to unaffiliated third parties and for which the Credit Parties will issue checks or initiate wires or ACH transfers within such 5 Business Day period. In the event net cash proceeds received by a Credit Party in connection with any asset sale, casualty event or swap termination that are required to be used to make payments under the Credit Agreement are swept as being Excess Cash, then the Borrower shall be deemed to have made any other mandatory prepayment required to be made in respect of such proceeds.

The Borrower may repay the Loans at any time without premium or penalty (other than breakage costs, if applicable, and administrative charges) on three (3) business days’ notice, in the case of Eurodollar Loans (as defined in Annex I attached hereto), or same day notice, in the case of ABR Loans (as defined in Annex I attached hereto), in a minimum principal amount of $1,000,000; provided that, the Borrower may not voluntarily prepay the Term Loans unless the sum of (a) unused Revolving Commitments plus (b) the Credit Parties’ unrestricted cash on hand is not less than $25.0 million at such time and after giving effect to such prepayment.

In no event may the Borrower voluntarily prepay the Revolving Loans in full and terminate the Revolving Commitments unless the Term Loan has been repaid in full or is contemporaneously being repaid in full in connection with such prepayment of the Revolving Loans in full and termination of the Revolving Commitments.

IV.	Certain Conditions

Initial Conditions to Closing:	The closing of the Facilities will be subject to satisfaction of the conditions precedent deemed reasonably appropriate by the Administrative Agent and the Lenders for similar financings and mutually agreed with the Borrower including, but not limited to, the following:

(a) The negotiation, execution, and delivery of the Credit Documentation (including security documentation, promissory notes and other usual and customary closing documents, certificates, authorizing resolutions and other documents reasonably satisfactory to the Administrative Agent) for the Facilities;

(b) Receipt by the Borrower of equity proceeds in an amount not less than $50.0 million on terms and conditions reasonably satisfactory to the Administrative Agent;

(c) To the extent invoiced at least 1 Business Day prior to closing, the Lenders, the Arranger and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date;

(d) Receipt and reasonably satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing

Exhibit D - 7

Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections of the Borrower (prepared on a quarterly basis) for five years following the Closing Date;

(e) Receipt and reasonably satisfactory review of the reserve reports (i) dated as of January 1, 2016 prepared by Cawley, Gillespie & Associates, Inc. and Ryder Scott and (ii) dated as of October 1, 2016 prepared internally by the Borrower, together with certification by the Borrower as to the accuracy in all material respects, title, and, except as otherwise disclosed, no gas imbalances, take-or-pay or other prepayments, and certain marketing agreements;

(f) Satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV9 of the initial Borrowing Base Properties;

(g) Receipt of mortgages and security agreements providing perfected, first priority (subject to mutually agreed and customary exceptions) liens and security interests on substantially all personal property assets of the Borrower and the Guarantors, and not less than 95% of the PV9 of the initial Borrowing Base Properties;

(h) A copy of all applicable corporate approvals, authorizations, consents and approvals of each of the Borrower and the Guarantors necessary to enter into the transactions contemplated hereunder;

(i) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(j) The Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than those being released or which are otherwise permitted;

(k) The Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Loan Documents under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(l) Receipt of “know your customer” documentation at least 10 days prior to closing;

(m) Reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;

(n) No material adverse change from the date hereof until closing (excluding the pendency of the bankruptcy cases);

(o) Confirmation of, and adherence to, the Plan (which shall be reasonably satisfactory to the Administrative Agent);

(p) Reasonable satisfaction of the Administrative Agent with the Confirmation Order and the finality thereof;

Exhibit D - 8

(q) The effective date of the Plan shall have occurred and the Administrative Agent shall be reasonably satisfied that the claims or interests in the Credit Parties have been satisfied or otherwise addressed as set forth in the Plan;

(r) After giving effect to closing, the sum of the unused Revolving Commitments and cash on hand shall be not less than $100.0 million;

(s) The Borrower shall, or shall have caused another Credit Party to, enter into swap or collar agreements to hedge notional amounts of crude oil and natural gas, as applicable, covering not less than, (i) for each calendar month during the calendar year ending December 31, 2017, 80%, (ii) for each calendar month during the calendar year ending December 31, 2018, 60%, and (iii) for each calendar month during the calendar year ending December 31, 2019, 40%, in each case of the reasonably anticipated production of such crude oil and natural gas constituting proved, developed, producing oil and gas properties for such calendar month as such anticipated production is set forth in the most recently delivered Reserve Report; provided that, such swap or collar agreements shall have effective floor prices of not less than eighty-five percent (85%) of the closing contract price for the applicable calendar month as quoted on NYMEX as of the date such swap or collar agreement is entered into; and

(t) Other customary conditions.

On-Going Conditions:	The Closing Date and the making of each extension of credit shall be conditioned upon (a) the making and accuracy in all material respects (without duplication of any materiality qualifier contained therein) of all representations and warranties in the Credit Documentation, (b) there being no default, event of default or Borrowing Base deficiency in existence at the time of, or after giving effect to the making of, such extension of credit, (c) the absence of material litigation implicating such extension of credit and the extension of credit not violating applicable law in any material respect, (d) the Credit Parties shall not have any Excess Cash at such time and such Revolving Loan shall not result in the Credit Parties having any Excess Cash (after giving effect to the use of proceeds of such Loan on or within 3 business days following the date of such borrowing (which use of proceeds shall be certified to by a responsible officer of the Borrower in the applicable borrowing request and which shall be for a purpose other than cash on balance sheet)), and (e) timely receipt of a customary borrowing request (that includes the certification referred to in the foregoing clause (d)).

V.	Documentation

General:	The Credit Documentation shall take the form of amendments and restatements of the prepetition loan documents to preserve lien priority, but the Amended and Restated Credit Agreement will be prepared on a 2016 JPMorgan upstream Credit Agreement form and will not be based on the Prepetition Credit Agreement. Such Amended and Restated Credit Agreement will incorporate the terms and conditions outlined herein and such other provisions as are mutually agreed.

Exhibit D - 9

Representations and Warranties:	Usual and customary for facilities of this type as mutually agreed (subject to materiality and basket thresholds as mutually agreed) including, without limitation:

a)	Organization; Powers

b)	Authority; Enforceability

c)	Approvals; No Conflicts

d)	Financial Condition; No Material Adverse Change

e)	Absence of Material Litigation

f)	Environmental Matters

g)	Compliance with Laws and Agreements; No Defaults

h)	Investment Company Act

i)	Taxes

j)	ERISA

k)	Disclosure; No Material Misstatements

l)	Insurance

m)	Restrictions on Liens

n)	Subsidiaries

o)	Location of Business and Offices

p)	Properties; Titles, Etc.

q)	Maintenance of Properties

r)	Gas Imbalances, Prepayments

s)	Marketing of Production

t)	Swap Agreements and Qualified ECP Counterparty

u)	Use of Loans and Letters of Credit

v)	Solvency

Exhibit D - 10

w)	Anti-Corruption Laws and Sanctions

x)	Security Instruments

Affirmative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation:

a)	Financial Statements; Other Information

(i)	Concurrently with the delivery of each Reserve Report, the Borrower will provide production reports (prepared on a monthly basis) including volumes, revenue and lease operating expenses attributable to the Borrowing Base Properties for such prior six month period.

(ii)	The Borrower’s quarterly consolidated balance sheets and related statements of operations, members’ equity and cash flows, in accordance with GAAP, certified by a senior financial officer, within 45 days after the end of each of the first three fiscal quarters of each year; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (ii).

(iii)	The Borrower’s annual consolidated financial statements as described above, in accordance with GAAP, certified by a senior financial officer, within 90 days after the end of each fiscal year and audited by an independent accounting firm of recognized national standing or otherwise reasonably approved by the Administrative Agent; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (iii).

(iv)	The Borrower’s twelve (12) month cash flow and capital expenditure forecast, within 90 days after the end of each fiscal year.

(v)	Within 45 days after the end of each of the first three fiscal quarters of each year and within 90 days after the end of each fiscal year, the Borrower will provide (i) a compliance certificate of a financial officer (A) certifying to whether a default has occurred, (B) setting forth calculations confirming the Borrower’s compliance with all financial covenants and (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date and (ii) a certificate of a financial officer setting forth as of the last business day of such fiscal quarter or fiscal year, all swap agreements of the Credit Parties, the material economic terms thereof, new credit support agreements, any margin required under any credit support agreement, the counterparty of each such swap agreement, and calculations demonstrating compliance with the affirmative hedging covenant hereunder.

(vi)	Other customary reporting requirements including notices of the opening of any deposit account, securities account or commodities account and notices of material asset sales and swap agreement terminations.

Exhibit D - 11

b)	Notices of Material Events

c)	Existence; Conduct of Business

d)	Payment of Taxes and other Obligations

e)	Performance of Obligations under the Credit Documentation

f)	Operation and Maintenance of Properties

g)	Insurance

h)	Books and Records; Inspection Rights

i)	Compliance with Laws

j)	Environmental Matters

k)	Further Assurances

l)	Delivery of Reserve Reports as described above in the “Borrowing Base” section (i.e. third party 1/1 report due by 4/1 and internal 7/1 report due by 10/1) along with a customary certificate of a responsible officer in connection therewith, which certificate shall include reasonably detailed calculations demonstrating compliance with the asset coverage covenant tested on the “as of” date of such Reserve Report; provided, that for the avoidance of doubt the reporting requirements set forth in this clause (l) shall commence immediately upon the Closing Date regardless of whether there is a Borrowing Base redetermination scheduled for any particular period.

m)	Delivery of satisfactory title information reasonably required by the Administrative Agent with respect to not less than 90% of the PV9 value of the oil and gas properties evaluated by the most recent Reserve Report

n)	Additional Collateral; Additional Guarantors; Delivery of Account Control Agreements

o)	ERISA Compliance

p)	Maintenance of all Deposit Accounts with Lenders

q)	Commodity Exchange Act Keepwell

Financial Covenants:	The Credit Documentation will contain the following financial covenants:

Exhibit D - 12

Leverage Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a ratio of total debt of the Credit Parties on such date (excluding non-cash obligations under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 815 and accounts payable not delinquent or greater than ninety (90) days past the date of invoice) to EBITDAX (as defined below) for the Reference Period (as defined below) ending on such date of not less than 3.50 to 1.00.

Current Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a current ratio (as defined below) of not less than 1.00 to 1.00.

Asset Coverage Ratio. The Credit Parties’ ratio of (a) Total Proved PV10 to (b) (i) the aggregate principal amount of the outstanding Loans under the Facilities minus (ii) the amount of the Credit Parties’ unrestricted cash on hand at such time (up to, in the case of this clause (ii), a maximum of $37,500,000) shall not be less than 1.35 to 1.00 as of each January 1 and July 1 of each year, commencing with the first such date after the Closing Date.

Minimum Liquidity. The Borrower shall not permit the sum of (a) unused Revolving Commitments plus (b) the Credit Parties’ unrestricted cash on hand to be less than $25,000,000 as of the last day of each fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs.

EBITDAX:	The term “EBITDAX” means, for any period, the sum of Consolidated Net Income (as defined below) for such period and the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income and franchise taxes, depreciation, depletion, amortization, exploration expenses and other non-cash charges (including non-cash losses resulting from mark-to-market in respect of swap agreements), losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and actual fees and transaction costs incurred by the Credit Parties in connection with the bankruptcy cases and the Facilities, minus all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and all non-cash income, in each case added to Consolidated Net Income; provided that for the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Credit Parties shall have made a material disposition or material acquisition (with materiality thresholds to be mutually agreed in the Credit Documentation), EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such disposition or acquisition by the Credit Parties occurred on the first day of such Reference Period with such pro forma adjustments being determined in good faith by a financial officer of the Borrower and reasonably acceptable to the Administrative Agent.

Exhibit D - 13

Consolidated Net Income:	The term “Consolidated Net Income” means with respect to the Credit Parties, for any period, the aggregate of the net income (or loss) of the Credit Parties after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which any Credit Party has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Credit Parties in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to any Credit Party; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs.

Current Ratio:	The term “current ratio” means consolidated current assets (excluding non-cash assets under ASC 815 and ASC 410 but including unused Revolving Commitments to the extent the conditions to borrowing would be able to be met at such time) of the Credit Parties divided by consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410) of the Credit Parties; provided, however, that the current maturities of long term debt (including the Loans) and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements shall not be considered consolidated current liabilities for purposes of this ratio.

Total Proved PV10:	The term “Total Proved PV10” means, as of any date of determination, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in its proved oil and gas properties during the remaining expected economic lives of such oil and gas properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such oil and gas properties, (b) the pricing assumptions used in determining Total Proved PV10 for any oil and gas properties shall be based upon the 90-day average NYMEX strip pricing, adjusted in a manner reasonably acceptable to Administrative Agent to reflect the Borrower’s and the Guarantors’ swap agreements then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent, and (d) Total Proved PV10 shall be calculated using the reserve engineering information contained in the Reserve Report with an “as of” date that is the same as the applicable asset coverage test date; provided, however, that for purposes of the calculation of Total Proved PV10, no more than 40% of the Total Proved PV10 shall be attributable to oil and gas properties described in the Reserve Report that constitute proved developed nonproducing reserves and proved undeveloped reserves.

Exhibit D - 14

Negative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation:

a)	Limitations on Debt; with allowances for unsecured indebtedness; provided that (i) the Credit Parties shall be in pro forma compliance with all financial covenants after giving effect to any such incurrence of debt, (ii) so long as any Term Loans remain outstanding, 75% of the net cash proceeds of such debt shall be used to prepay Term Loans, (iii) the Borrowing Base shall be automatically reduced on the issue date by an amount equal to 25% of the principal amount of such unsecured debt; provided that, in the case of this clause (iii), no such reduction shall occur with respect to unsecured debt issued to repay, refinance or replace the Term Loans or other unsecured debt then existing, up to the principal amount of such refinanced Term Loans or other unsecured debt, (iv) such unsecured debt shall not provide for any amortization of principal or any scheduled or mandatory prepayments or redemptions on any date prior to 180 days after the Maturity Date (other than customary high yield indenture provisions requiring offers to repurchase in connection with asset sales or any change of control), (iv) such unsecured debt shall have a scheduled maturity date that is no earlier than 180 days after the Maturity Date, (v) no financial ratio covenant, negative covenant or event of default pertaining to such unsecured debt shall be more onerous than those contained in the Credit Documentation, and (vi) both immediately before and immediately after giving effect to the incurrence of any such unsecured debt, no Event of Default or Borrowing Base deficiency shall exist after giving effect to any automatic reduction in the Borrowing Base and any concurrent repayment of other debt with the proceeds of such incurrence.

b)	Limitations on Liens

c)	Limitations on Restricted Payments

d)	Limitations on Investments, Loans and Advances

e)	Nature of Business; No International Operations

f)	Limitation on Operating Leases

g)	Proceeds of Loans

h)	ERISA Compliance

i)	Sale or Discount of Receivables

j)	Mergers, Etc.

Exhibit D - 15

k)	Limitations on Sale of Properties and Termination of Swap Agreements, with allowance for the sale of Borrowing Base Properties and termination of commodity swap agreements provided that (i) upon any Triggering Disposition, the Borrowing Base shall be automatically reduced by the Borrowing Base value (as determined by the Administrative Agent and approved by the Required Revolving Lenders in each case in their sole discretion and consistent with their respective customary oil and gas lending criteria as it exists at the particular time) of the Borrowing Base Properties sold and/or swap agreements terminated, as applicable, (ii) no default, Event of Default or Borrowing Base deficiency shall exist or otherwise result from such sale or termination (including after giving effect to any reduction in the Borrowing Base referred to in clause (i) above), and (iii) the consideration received by the Credit Parties in respect of such sale or termination shall be not less than 85% cash and not less than fair market value.

l)	Environmental Matters

m)	Transactions with Affiliates

n)	Subsidiaries

o)	Negative Pledge Agreements; Dividend Restrictions

p)	Gas Imbalances, Take-or-Pay or Other Prepayments

q)	Limitations on Swap Agreements (as described below)

r)	Amendments of Organizational Documents

s)	Changes in Fiscal Year

t)	Marketing Activities

u)	Non-Qualified ECP Guarantors

v)	Holding Company covenant for the Borrower

Limitations on Commodity Swap Agreements:	Limitations on commodity swap arrangements include:

☐	Limited to 60 months in duration.

☐

Notional volumes of not more than, at the time such swap agreement is entered into, (a) for each calendar month during the period of the first 24 consecutive full calendar months following the date such swap agreement is entered into (the “Initial Test Period”), 90% and (b) for each calendar month during the 36 month period following Initial Test Period, 80%, in each case, of reasonably anticipated production from proved reserves of crude oil, natural gas and natural gas liquids (calculated separately) for each calendar month during the five year

Exhibit D - 16

period following such test date, as set forth in the most recently delivered Reserve Report. If, after the end of any calendar quarter, commencing with the first full calendar quarter ending after the Closing Date, the Borrower determines that the aggregate weighted average of the notional volumes of all swap agreements in respect of commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other swap agreements) exceeded 100% of actual production of hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 45 days of such determination, terminate (only to the extent such terminations are permitted pursuant to the asset sale and hedge unwind negative covenant), create off-setting positions, or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to the asset sale and hedge unwind covenant) existing swap agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

☐	The hedge provider must be a Lender (or affiliate of a Lender) or an unsecured counterparty with minimum A3 or A- ratings.

☐	All purchased put options or price floors for hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps.

Events of Default:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, cure periods and basket thresholds as mutually agreed) including, without limitation:

a)	Nonpayment of principal or a reimbursement obligation owing under the Credit Documentation when due

b)	Nonpayment of interest, fees or other amounts within three Business Days of due date

c)	Material inaccuracy of a representation or warranty

d)	Violation of negative covenants and certain affirmative covenants with no cure period

e)	Violation of other covenants, conditions or agreements with 30-day cure period after the occurrence thereof

f)	Cross-default to indebtedness and swap obligations in excess of $10.0 million

g)	Bankruptcy events

h)	Judgment defaults

Exhibit D - 17

i)	Actual (or asserted by any Credit Party) invalidity of any Credit Documentation or non-perfection of any security interest in respect of collateral with an individual fair market value in excess of $1,000,000 or an aggregate fair market value in excess of $2,000,000.

j)	ERISA event

k)	Change of control (including any “change of control” as defined in any documents pertaining to any unsecured debt that the Credit Parties may incur from time to time)

Waterfall:	All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Revolving Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and secured swap obligations;

(v) fifth, to payment of principal outstanding on the Term Loans;

(vi) sixth, pro rata to any other indebtedness and other obligations secured by the Credit Documentation;

(vii) seventh, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure; and

(viii) eighth, any excess, after all of the indebtedness and other obligations secured by the Credit Documentation shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any governmental requirement.

Voting:	Except as otherwise expressly provided, waivers and amendments to be subject to the approval of Lenders holding a majority (>50%) of the aggregate amount of the Loans, participations in Letters of Credit and unused Revolving Commitments under the Revolving Facility (the “Majority Lenders”). Decreases and reaffirmations of the Borrowing Base and postponements of any Borrowing Base redetermination to be subject to the approval of the Required Revolving Lenders. The consent of all Revolving Lenders will be required for increases in the Borrowing Base and amendments to Borrowing Base provisions that result in an increase in the Borrowing Base.

The consent of all Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest (other than waiver of default interest) or fees, and (c) extensions of scheduled maturities or times for payment; and

Exhibit D - 18

The consent of all Lenders will be required with respect to (a) modifications to the voting percentages and pro rata provisions, (b) releases of all or substantially all of the value of the collateral or guarantees (other than in connection with transactions permitted pursuant to the financing documentation), (c) changes to the description of the obligations secured or the priority of payments after an event of default and (d) certain other customary 100% vote amendments.

Assignments and Participations:	Usual and customary as mutually agreed

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Usual and customary with customary exceptions as mutually agreed

Governing Law:	State of New York

EU Bail-In Provisions:	Usual and customary

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

Exhibit D - 19

ANNEX I to EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate plus the Applicable Margin or (b) the Adjusted LIBO Rate, plus the Applicable Margin.

As used herein:

“Alternate Base Rate” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate applicable for an interest period of one month plus 1.00%.

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months appearing on LIBOR01 Page published by Reuters; provided that if the Adjusted LIBO Rate is at any time less than zero, the Adjusted LIBO Rate shall be deemed to be zero. Solely with respect to Term Loans, there shall be a LIBOR floor of 1.0%-.

The “Applicable Margin” and “Commitment Fee”, for purposes of determining the applicable interest rate for Revolving Loans, will be determined based upon the Borrowing Base Utilization (as defined below) then being utilized, as follows:

Borrowing Base Utilization	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
LIBOR Margin	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Margin	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee	.500%	.500%	.500%	.500%	.500%

The “Applicable Margin” for Term Loans will be 7.75% for Eurodollar Loans and 6.75% for ABR Loans.

“Borrowing Base Utilization” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the principal amount of Revolving Loans and the Letters of Credit outstanding on such day, and the denominator of which is the Borrowing Base in effect on such day.

Annex 1 - 1

“ABR Loans” means Loans bearing interest based upon the Alternate Base Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted LIBO Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth above on the average daily unused portion of the Borrowing Base, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility. Such fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum on average daily face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Upfront Fees:	Payable on the Closing Date for the benefit of the Lenders in an amount for each such Lender equal to the sum of (a) 0.50% of such Lender’s final allocated commitment to the initial Borrowing Base on the Closing Date and (b) 0.50% of such Lender’s final allocated share of the Term Loans on the Closing Date.

Default Rate:

If (a) an Event of Default is continuing as a result of the failure of the Borrower to pay any principal of or interest on any Loan or any fee or other amount payable by the Credit Parties under the Credit Documentation, whether at stated maturity, upon acceleration or otherwise, or upon a bankruptcy event of default, the overdue amount shall automatically bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin) and (b) any other Event of Default is continuing under the Facilities and the Majority Lenders so elect, then all outstanding Loans or any other fee or other amount payable by the Credit Parties under the Credit Documentation

Annex 1 - 2

that is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base deficiency, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex 1 - 3